GRANT NOTICE
Retention RSUs—TD Merger Integration Award Program (Special Leader Group)
[Participant Name]

Amount of Award:	_______ Restricted Stock Units	Grant Date:	___________, 2022
Governing Plan:	2021 Incentive Plan	Vesting Date:	THE FIRST 3 ANNIVERSARIES OF THE CLOSING DATE MENTIONED BELOW (ONE-THIRD EACH)
You have been granted a restricted stock unit (“RSU”) award by First Horizon Corporation (“FH”). This award of RSUs is granted under the Governing Plan specified above and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee of FH’s board of directors that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FH’s stock ownership guidelines (if applicable to you) and Compensation Recovery Policy (“Policy”) as in effect during the vesting period. Amendments to any of those documents after the Grant Date may apply to this award.
Your RSUs relate to an Integration Award made to you in connection with FH’s proposed merger (“TD Merger”) with a U.S. subsidiary of The Toronto-Dominion Bank (“TD”). The Vesting Dates associated with your RSUs are to be set in relation to the day the initial part of that merger transaction legally closes (the “Closing Date”), as shown in the table above. The TD Merger is subject to several conditions to closing, some of which are outside of the control of FH and TD. As of the Grant Date, FH does not know when the Closing Date will occur, and it is possible that the TD Merger may not close. If the TD Merger transaction does not close, the Closing Date for purposes of vesting will become the date FH publicly announces termination of the TD Merger transaction.
No part of this award is earned until that part vests. This award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment—you must remain continuously employed by FH or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death or permanent disability, forfeiture will be avoided and vesting will be accelerated and (c) if your termination occurs because of approved retirement, forfeiture will be avoided and vesting will accelerate to the extent the approval so provides. Approved retirement before the first anniversary of grant results in full forfeiture of this award; however, in that case FH will pay to you, in cash, the grant date value of the award to the extent provided in the approval. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. RSUs may be suspended pending any such determinations and approvals.
To be considered for retirement approval, you must be either (i) at least age 65 with at least 5 years of service, or (ii) at least age 55 with at least 15 years of service. Retirement treatment must be approved by the Committee or its delegate; the Committee or its delegate may impose conditions to receiving such treatment; and the Committee or its delegate may deviate from zero forfeiture and/or full acceleration. The general requirements to approve retirement are described in the Procedures.
Because this a targeted retention award, retirement treatment may not be approved for this award even if approved for other RSU awards you may have. Also, even if approved, retirement treatment for this award may be less generous to you than for other awards.
Other forfeiture provisions apply to this RSU award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FH the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FH or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FH or any and all of its subsidiaries or affiliates. The restrictions in (2) apply only to employees who work in, and to customers which reside in or have a place of business in, one or more of the counties and parishes that comprise the “Territory” applicable to the year in which the Grant Date falls. A list of the counties and parishes that comprise the Territory for this award has been made available to you at the time you accept this award, and is available to you at any time on request (see the final paragraph of this notice). The restriction period for each portion of this award begins on the Grant Date and ends on the second anniversary of the applicable Vesting Date. By accepting this RSU award, you acknowledge that FH may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.

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The Committee reserves the right, in its sole discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any such discretionary waiver or acceleration. If a request for a waiver were granted, only the units not covered by the waiver would forfeit.
This award is governed by the substantive laws of Tennessee, without regard to conflicts of laws principles. To the extent applicable to this award and to you, the forfeiture and recovery provisions of this award, and of the Policy and Procedures, may be limited by the laws of another state associated with where you live or work. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as applied to this particular award, then those provisions shall be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provision to the maximum extent possible, consistent with applicable state law as applied to this award and to you.
RSUs are not shares of stock, have no voting rights, and are not transferable. If explicitly permitted by the Committee and FH, you may make a beneficiary designation that will direct FH to treat your beneficiary as the owner of this award after you die. Any such designation, if permitted at all, will be effective only if done in compliance with the Procedures and the rules of FH’s administrative vendor for stock awards in effect at the time of designation. Also, the effectiveness of designations will be subject to all conditions and limitations contained in the Procedures and in the rules of that vendor in effect at the time of your death.
Each RSU that vests will result in one share of FH common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested RSUs in cash, based on the fair market value of FH common stock on the Vesting Date.
Your RSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each RSU were an outstanding share. To the extent that RSUs vest, the accumulated dividend equivalents associated with vested RSUs will be paid in cash shortly after vesting. Dividend equivalents associated with forfeited RSUs likewise are forfeited.
The number of RSUs will be adjusted proportionately in the event of a stock split or a common stock dividend to avoid any enlargement or dilution of value. Subject to the Governing Plan and Procedures, in each such adjustment RSUs will be rounded down to the nearest whole unit; any fractional RSU will be disregarded.
Vesting is a taxable event for you. Your withholding and other taxes will depend upon FH’s stock value on the Vesting Date and the amount of dividend equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that FH will withhold shares and cash at vesting in the amount necessary to cover your withholding taxes;
however, the Procedures may be changed at any time. You are not permitted to make any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, this award will forfeit.
The TD Merger will affect this award. First, the Merger will result in a Change in Control of FH on the Merger’s Closing Date for purposes of the Governing Plan. A Change in Control will not accelerate vesting of this award under the Governing Plan, but acceleration may occur afterward if you experience a Qualifying Termination of your employment (see the next paragraph for an exception for this award). Second, the agreement governing the TD Merger provides that, after the Merger closes, your RSUs will convert from shares of FH to shares of TD, with the number of shares adjusted based on the market value of TD’s common shares near the closing time in relation to the merger transaction value of FH common shares. For example, if the applicable TD stock value were $75/share and the merger transaction value of FH stock were $25/share, the number of your TD RSUs would be one-third of the number of your FH RSUs, so that the after-conversion value of your RSUs would be equal to the pre-conversion value. Please refer to the Governing Plan and the TD Merger agreement for additional information regarding these topics.
Special Leader Group RSUs, including this award, have an exception to the usual Qualifying Termination outcome in relation to the TD Merger. If the TD Merger closes, if you have Good Reason to resign after the Closing Date, and if you follow the applicable procedures in the Governing Plan to notify FH and allow FH to remedy the issue, you may resign but, for these Special Leader Group RSUs to accelerate, your departure from resignation must occur no less than six months after the Closing Date. If your employment ends sooner, your resignation will not be a Qualifying Termination for these RSUs and instead will result in forfeiture, even if you have Good Reason and you follow the procedures, and even if other RSU awards you may have are accelerated. For the TD Merger, you are permitted, in a Good Reason resignation notice to FH, to specify a future departure date compliant with the six month delay required in order for this award to accelerate.
Questions about your RSU award?
Important information concerning the Governing Plan and this RSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RSU award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity’s Stock Plan Services Representative at ______________. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at ___________.

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